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                                                                    EXHIBIT 99.2

  DESCRIPTION OF STOCKHOLDERS' AGREEMENT AMONG JOHN P. CALAMOS, NICK P. CALAMOS
          AND JOHN P. CALAMOS, JR., CERTAIN TRUSTS CONTROLLED BY THEM,
                 CALAMOS FAMILY PARTNERS, INC. AND THE COMPANY.

   STOCKHOLDERS' AGREEMENT

      In connection with this offering, John P. Calamos, Nick P. Calamos and John P. Calamos, Jr. (the "Calamos principals"), certain trusts controlled by them (the "Family Affiliates"), Calamos Family Partners, Inc., Calamos Asset Management, Inc. and Calamos Holdings LLC will enter into a stockholders' agreement that will, among other things, effectively restrict transfers of (a) the shares of Class A voting stock and Class B non-voting stock of Calamos Family Partners, Inc. owned by the Calamos principals and their Family Affiliates as of the effective date of the registration statement of which this prospectus forms a part, (b) the shares of our Class B common stock and the membership units in Calamos Holdings LLC that Calamos Family Partners, Inc. and John P. Calamos will own upon the completion of the Reorganization and (c) any shares of our Class A common stock issued upon conversion of any of those shares of our Class B common stock or in exchange for any of those membership units in Calamos Holdings LLC.

      Transfer Restrictions

      The Stockholders' Agreement will prohibit any transfer of Founders' Equity (as defined below) by Calamos Family Partners, Inc., the Calamos principals or their Family Affiliates prior to the 365th day after the effective date, except in limited circumstances noted below. Thereafter, Calamos Family Partners, Inc., the Calamos principals and their Family Affiliates may transfer their Founder's Equity, provided that until the tenth anniversary of the effective date:

      - in any 12-month period beginning on the 365th day after the effective date, no Calamos principal or his Family Affiliates may transfer beneficial ownership or indirect beneficial ownership (as defined below) of, in the aggregate, more than 20% of the total amount of Founders' Equity of such Calamos principal and his Family Affiliates; and

      - for so long as either John P. Calamos or Nick P. Calamos remains employed in the business of Calamos Holdings, LLC and its subsidiaries, the Calamos principals and their Family Affiliates together must not voluntarily transfer any Founders' Equity beneficially owned by such person or any other securities beneficially owned by such person that represent an indirect beneficial ownership (as defined below) in Founders' Equity if such transfer would result in the Calamos principals and their Family Affiliates, taken as a whole, owning less than 30% of the total amount of Founders' Equity.

      Notwithstanding anything to the contrary described in the preceding paragraph, each Calamos principal and his Family Affiliates will be permitted to transfer at any time all or any portion of their Founders' Equity (a) to a CFP Permitted Transferee in the event of the death, disability, termination or bankruptcy of the transferor, (b) to any CFP Permitted Transferee that is controlled by or under common control with the transferor, (c) in the case of a Family Affiliate or other trust, pursuant to the terms of the applicable trust agreement or applicable law, (d) to Calamos Asset Management, Inc. in exchange for Class A common stock, (e) with the prior approval of a majority of the independent members of our board of directors or (f) in connection with a merger, consolidation or similar transaction. For purposes of the stockholders' agreement, "Founders' Equity" means, with respect to any Calamos principal, the total equity interest in Calamos Asset Management, Inc. and Calamos Holdings LLC indirectly beneficially owned by such Calamos principal whether in his individual capacity or as trustee of a Family Affiliate as of the effective date of the registration statement of which this prospectus forms a part or any shares of Class A common stock issued in exchange for the surrender thereof. "Indirect beneficial owner" (including the term indirect beneficial ownership) means a natural person or ultimate parent entity, with respect to stock of Calamos Asset Management, Inc. or membership units that are not owned of record by such person or entity, that beneficially owns equity interests directly, or indirectly through one or more entities, in the entity that is the holder of such stock or units and the number of membership units or shares of our common stock that such person or entity shall be deemed to indirectly beneficially own will be equal to the number of membership units or shares of our common stock held by the record holder of such securities multiplied by such person's or entity's direct or indirect equity interest in such record holder.

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      Change of Control

      Pursuant to the stockholders' agreement, the Calamos principals and their Family Affiliates (and any CFP Permitted Transferee that is the indirect beneficial owner of Founder's Equity) may, notwithstanding anything to the contrary in the Stockholders' Agreement, transfer in any transaction or series of transactions to another person or group beneficial ownership of 40% or more of the aggregate Founders' Equity in the form of shares of Class A common stock.

      Reinvestment Agreement

      Pursuant to the stockholders' agreement, the Calamos principals and their Family Affiliates have agreed to invest, or use its reasonable best efforts to cause to be invested, at least 50% of the after-tax net proceeds from Calamos Family Partners, Inc.'s sale of membership units in Calamos Holdings LLC to us in connection with the offering, estimated to be approximately $119 million, in investment products managed by our subsidiaries. The Calamos principals and their Family Affiliates have further agreed to maintain, or cause to be maintained, these investments for not less than two years.

      Observer Rights

      In the stockholders' agreement, we will agree to allow Calamos Family Partners, Inc. to designate two persons who will be permitted to attend as observers all meetings of our board of directors for so long as shares of our Class B common stock remain outstanding.

      Amendments and Term

      The stockholders' agreement may be amended by us with the approval of a majority of the independent members of our board of directors, provided that any amendment that adversely affects the Calamos principals or Family Affiliates or any CFP Permitted Transferee (collectively the "Calamos Family Holders") must be approved by a majority in interest of the Calamos Family Holders (based on such persons' indirect beneficial ownership of membership units). The stockholders' agreement will terminate on the earlier to occur of (1) the expiration of all rights created thereunder and all statutes of limitation applicable to the enforcement of claims thereunder, (2) the date on which we agree (by a resolution of the board of directors adopted by the independent directors) with the Calamos principals and their Family Affiliates (and any CFP Permitted Transferee that is the indirect beneficial owner of Founder's Equity) who then have any rights or obligations under the stockholders' agreement to terminate the agreement, and (3) on a date to be determined, if the closing of the offering of our Class A common stock shall not have occurred prior to such date.